23(d)(1)(t)	Investment Advisory Agreement — Transamerica First Quadrant Global Macro dated 11-1-09

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TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT is made as of November 1, 2009 to the Investment Advisory Agreement dated as of December 28, 2006, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica UBS Dynamic Alpha (the “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:
Fund Name Change. Any references to Transamerica UBS Dynamic Alpha are revised to mean Transamerica First Quadrant Global Macro, in response to the restructuring of the Fund, effective November 1, 2009.
In all other respects, the Investment Advisory Agreement dated as of December 28, 2006, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 1, 2009.

TRANSAMERICA FUNDS

By: /s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Vice President
Date: November 1, 2009

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Dennis P. Gallagher
Name: Dennis P. Gallagher
Title: Senior Vice President, General Counsel and Secretary
Date: November 1, 2009

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